Exhibit 99.1

PRESS RELEASE—For Release:

September 28, 2004

CONTACT:

Robert J. McCormack

President and Chief Executive Officer

Sun Bancorp, Inc.

570-523-4301

Logue Resigns from Sun Bancorp, Inc. and SunBank Boards

Lewisburg, PA—Sun Bancorp, Inc. (NASDAQ: SUBI) and its subsidiary, SunBank today announced that George E. Logue, Jr. has resigned from the board of directors of each entity. Mr. Logue was elected to the boards in 2001 and was to serve until 2006.

“Herm brought a great business mind to our board with a perspective of the region, the Williamsport/Lycoming marketplace and often had great suggestions for business development, employee development and we all grew from his involvement, “ commented Robert J. McCormack, president and chief executive officer of Sun Bancorp, Inc.

Sun Bancorp, Inc. and Omega Financial Corporation recently announced that shareholders have approved a merger of the two organizations. In addition, all regulatory approvals have been obtained and the merger is expected to be completed as of opening of business, October 1, 2004

With over $1 billion in total assets, Sun Bancorp, Inc. is the leading community bank in central Pennsylvania. Headquartered in Lewisburg, Pennsylvania, Sun operates 23 branches in Dauphin, Luzerne, Lycoming, Snyder, Union, Clinton and Northumberland counties. Sun serves the personal and commercial banking needs of residents and businesses throughout central and northeastern Pennsylvania. The company focuses on a relationship-based approach which is built around identifying and anticipating customer needs, and providing the financial expertise, advice, products and services to help clients reach their financial goals. Sun also operates Mid-Penn Insurance Associates, Sentry Trust Company, Sun Investment Services, SunBank Dealer Center, Bank Capital Services and is 30% owner of Sun Abstract & Settlement Services, LLC.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the company’s financial services and products may not occur, changing economic, interest rate and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the company’s filings with the Securities and Exchange Commission.